SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                       (Amendment No. 2 and Restatement)*



                        Neurobiological Technologies Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   00064124W1
--------------------------------------------------------------------------------
                                (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)








                               Page 1 of 15 Pages
                       Exhibit Index Contained on Page 14

--------------------------------                     ---------------------------
CUSIP NO. 00064124W1                    13 G             Page 2 of 15 Pages
--------------------------------                     ---------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Mohr Davidow Ventures II, A California Limited Partnership ("MDV II")
                     Tax ID Number:    94-3037255
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                               (a)  [ ]       (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            California
--------------------------------------------------------------------------------
                                    5        SOLE VOTING POWER
            NUMBER OF                        321,955  shares,  of which  100,450
             SHARES                          are shares  issuable  upon exercise
           BENEFICIALLY                      of a warrant,  except that WHD/LGM,
      OWNED BY EACH REPORTING                the general  partner of MDV II, and
            PERSON                           Mohr,   Davidow  and  Feiber,   the
             WITH                            general partners of WHD/LGM, may be
                                             deemed to have shared  voting power
                                             with respect to such shares.
                                    --------------------------------------------
                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             321,955  shares,  of which  100,450
                                             are shares  issuable  upon exercise
                                             of a warrant,  except that WHD/LGM,
                                             the general  partner of MDV II, and
                                             Mohr,   Davidow  and  Feiber,   the
                                             general partners of WHD/LGM, may be
                                             deemed to have  shared  dispositive
                                             power with respect to such shares.
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                           321,955
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         4.94%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------                     ---------------------------
CUSIP NO. 00064124W1                    13 G             Page 3 of 15 Pages
--------------------------------                     ---------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     WHD/LGM Partners, A California Limited Partnership ("WHD/LGM")
                     Tax ID Number:    94-3035845
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                               (a)  [ ]       (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            California
--------------------------------------------------------------------------------
                                    5        SOLE VOTING POWER
                                             0 shares
                                    --------------------------------------------
                                    6        SHARED VOTING POWER
             NUMBER OF                       321,955  shares,  of which  100,450
               SHARES                        are shares  issuable  upon exercise
            BENEFICIALLY                     of a warrant,  except Mohr, Davidow
      OWNED BY EACH REPORTING                and Feiber, the general partners of
               PERSON                        WHD/LGM,  may  be  deemed  to  have
                WITH                         shared voting power with respect to
                                             such shares.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             321,955  shares,  of which  100,450
                                             are shares  issuable  upon exercise
                                             of a  warrant,  except  that  Mohr,
                                             Davidow  and  Feiber,  the  general
                                             partners of WHD/LGM,  may be deemed
                                             to have  shared  dispositive  power
                                             with respect to such shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                           321,955
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         4.94%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------                     ---------------------------
CUSIP NO. 00064124W1                    13 G             Page 4 of 15 Pages
--------------------------------                     ---------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Mohr, Davidow Ventures III, A California Limited Partnership ("MDV III")
                     Tax ID Number:    94-3150283
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                               (a)  [ ]       (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            California
--------------------------------------------------------------------------------
                                    5        SOLE VOTING POWER
            NUMBER OF                        321,955  shares,  of which  100,450
             SHARES                          are shares  issuable  upon exercise
          BENEFICIALLY                       of a warrant, except that WLPJ, the
      OWNED BY EACH REPORTING                general  partner  of MDV  III,  and
             PERSON                          Mohr,    Davidow,     Feiber    and
              WITH                           Schoendorf, the general partners of
                                             WLPJ,  may be deemed to have shared
                                             voting  power with  respect to such
                                             shares.
                                    --------------------------------------------
                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             321,955  shares,  of which  100,450
                                             are shares  issuable  upon exercise
                                             of a warrant, except that WLPJ, the
                                             general  partner  of MDV  III,  and
                                             Mohr,    Davidow,    Feiber,    and
                                             Schoendorf, the general partners of
                                             WLPJ,  may be deemed to have shared
                                             dispositive  power with  respect to
                                             such shares.
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                           321,955
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         4.94%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------                     ---------------------------
CUSIP NO. 00064124W1                    13 G             Page 5 of 15 Pages
--------------------------------                     ---------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     WLPJ Partners, A California Limited Partnership ("WLPJ")
                     Tax ID Number:    94-3150282
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                               (a)  [ ]       (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            California
--------------------------------------------------------------------------------
                                    5        SOLE VOTING POWER
                                             0 shares
                                    --------------------------------------------
                                    6        SHARED VOTING POWER
           NUMBER OF                         321,955  shares,  of which  100,450
            SHARES                           are shares  issuable  upon exercise
          BENEFICIALLY                       of a  warrant,  except  that  Mohr,
      OWNED BY EACH  REPORTING               Davidow, Feiber and Schoendorf, the
            PERSON                           general  partners  of WLPJ,  may be
             WITH                            deemed to have shared  voting power
                                             with respect to such shares.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             321,955  shares,  of which  100,450
                                             are shares  issuable  upon exercise
                                             of a  warrant,  except  that  Mohr,
                                             Davidow, Feiber and Schoendorf, the
                                             general  partners  of WLPJ,  may be
                                             deemed to have  shared  dispositive
                                             power with respect to such shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                           321,955
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              4.94%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*                                       PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------                     ---------------------------
CUSIP NO. 00064124W1                    13 G             Page 6 of 15 Pages
--------------------------------                     ---------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Lawrence G. Mohr, Jr. ("Mohr")
                     Tax ID Number:    ###-##-####
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                               (a)  [ ]       (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S. Citizen
--------------------------------------------------------------------------------
                                    5        SOLE VOTING POWER
                                             8,142  shares,  of which  4,000 are
                                             owned by the "Lawrence G. Mohr, Jr.
                                             IRA SEP Fidelity  Management  Trust
                                             Co. Custodian" and 4,142 shares are
                                             issuable  upon  the  exercise  of a
                                             stock option.
                                    --------------------------------------------
                                    6        SHARED VOTING POWER
            NUMBER OF                        643,910  shares,  of which  321,955
             SHARES                          are shares directly owned by MDV II
           BENEFICIALLY                      (of  which   100,450   are   shares
      OWNED BY EACH REPORTING                issuable upon exercise of warrants)
             PERSON                          and  321,955  shares  of which  are
              WITH                           directly owned by MDV III (of which
                                             100,450  are shares  issuable  upon
                                             exercise of a  warrant).  Mohr is a
                                             general  partner  of  WHD/LGM,  the
                                             general  partner  of MDV II,  and a
                                             general   partner   of  WLPJ,   the
                                             general partner of MDV III, and may
                                             be  deemed  to have  shared  voting
                                             power with respect to such shares.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             8,142  shares,  of which  4,000 are
                                             owned by the "Lawrence G. Mohr, Jr.
                                             IRA SEP Fidelity  Management  Trust
                                             Co. Custodian" and 4,142 shares are
                                             issuable  upon  the  exercise  of a
                                             stock option.
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             643,910  shares,  of which  321,955
                                             are shares directly owned by MDV II
                                             (of  which   100,450   are   shares
                                             issuable upon exercise of warrants)
                                             and  321,955  shares  of which  are
                                             directly owned by MDV III (of which
                                             100,450  are shares  issuable  upon
                                             exercise of a  warrant).  Mohr is a
                                             general  partner  of  WHD/LGM,  the
                                             general  partner  of MDV II,  and a
                                             general   partner   of  WLPJ,   the
                                             general partner of MDV III, and may
                                             be    deemed    to   have    shared
                                             dispositive  power with  respect to
                                             such shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                           652,052
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        10.00%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------                     ---------------------------
CUSIP NO. 00064124W1                    13 G             Page 7 of 15 Pages
--------------------------------                     ---------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     William H. Davidow ("Davidow")
                     Tax ID Number:    ###-##-####
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                               (a)  [ ]       (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S. Citizen
--------------------------------------------------------------------------------
                                    5        SOLE VOTING POWER
                                             0 shares
                                    --------------------------------------------
                                    6        SHARED VOTING POWER
           NUMBER OF                         SHARES  643,910  shares,  of  which
          BENEFICIALLY                       321,955 are shares  directly  owned
      OWNED BY EACH REPORTING                by  MDV II (of  which  100,450  are
            PERSON                           shares  issuable  upon  exercise of
             WITH                            warrants)  and  321,955  shares  of
                                             which are directly owned by MDV III
                                             (of  which   100,450   are   shares
                                             issuable   upon   exercise   of   a
                                             warrant).   Davidow  is  a  general
                                             partner  of  WHD/LGM,  the  general
                                             partner  of MDV II,  and a  general
                                             partner   of  WLPJ,   the   general
                                             partner  of  MDV  III,  and  may be
                                             deemed to have shared  voting power
                                             with respect to such shares.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             643,910  shares,  of which  321,955
                                             are shares directly owned by MDV II
                                             (of  which   100,450   are   shares
                                             issuable upon exercise of warrants)
                                             and  321,955  shares  of which  are
                                             directly owned by MDV III (of which
                                             100,450  are shares  issuable  upon
                                             exercise of a warrant).  Davidow is
                                             a general  partner of WHD/LGM,  the
                                             general  partner  of MDV II,  and a
                                             general   partner   of  WLPJ,   the
                                             general partner of MDV III, and may
                                             be    deemed    to   have    shared
                                             dispositive  power with  respect to
                                             such shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                           643,910
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              9.88%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*                                       IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------                     ---------------------------
CUSIP NO. 00064124W1                    13 G             Page 8 of 15 Pages
--------------------------------                     ---------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Jonathan D. Feiber ("Feiber")
                     Tax ID Number:    ###-##-####
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                               (a)  [ ]       (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S. Citizen
--------------------------------------------------------------------------------
                                    5        SOLE VOTING POWER
                                             0 shares
                                    --------------------------------------------
                                    6        SHARED VOTING POWER
            NUMBER OF                        643,910  shares,  of which  321,955
             SHARES                          are shares directly owned by MDV II
          BENEFICIALLY                       (of  which   100,450   are   shares
      OWNED BY EACH REPORTING                issuable upon exercise of warrants)
             PERSON                          and  321,955  shares  of which  are
              WITH                           directly owned by MDV III (of which
                                             100,450  are shares  issuable  upon
                                             exercise of a warrant). Feiber is a
                                             general  partner  of  WHD/LGM,  the
                                             general  partner  of MDV II,  and a
                                             general   partner   of  WLPJ,   the
                                             general partner of MDV III, and may
                                             be  deemed  to have  shared  voting
                                             power with respect to such shares.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             643,910  shares,  of which  321,955
                                             are shares directly owned by MDV II
                                             (of  which   100,450   are   shares
                                             issuable upon exercise of warrants)
                                             and  321,955  shares  of which  are
                                             directly owned by MDV III (of which
                                             100,450  are shares  issuable  upon
                                             exercise of a warrant). Feiber is a
                                             general  partner  of  WHD/LGM,  the
                                             general  partner  of MDV II,  and a
                                             general   partner   of  WLPJ,   the
                                             general partner of MDV III, and may
                                             be    deemed    to   have    shared
                                             dispositive  power with  respect to
                                             such shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                           643,910
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              9.88%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*                                       IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------                     ---------------------------
CUSIP NO. 00064124W1                    13 G             Page 9 of 15 Pages
--------------------------------                     ---------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Nancy J. Schoendorf ("Schoendorf")
                     Tax ID Number:    ###-##-####
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                               (a)  [ ]       (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S. Citizen
--------------------------------------------------------------------------------
                                    5        SOLE VOTING POWER
                                             0 shares
             NUMBER OF              --------------------------------------------
               SHARES               6        SHARED VOTING POWER
            BENEFICIALLY                     321,955  shares  (of which  100,450
      OWNED BY EACH REPORTING                are shares  issuable  upon exercise
               PERSON                        of a warrant),  are directly  owned
                WITH                         by MDV III. Schoendorf is a general
                                             partner   of  WLPJ,   the   general
                                             partner  of  MDV  III,  and  may be
                                             deemed to have shared  voting power
                                             with respect to such shares.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             321,955  shares  (of which  100,450
                                             are shares  issuable  upon exercise
                                             of a warrant),  are directly  owned
                                             by MDV III. Schoendorf is a general
                                             partner   of  WLPJ,   the   general
                                             partner  of  MDV  III,  and  may be
                                             deemed to have  shared  dispositive
                                             power with respect to such shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                           321,955
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              4.94%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*                                       IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 10 of 15 Pages

                  This statement amends and restates the Statement on Schedule 13(G) (the "Original Statement") filed by Mohr Davidow Ventures II, A California Limited Partnership, WHD/LGM Partners, A California Limited Partnership, Mohr, Davidow Ventures III, A California Limited Partnership, WLPJ Partners, A California Limited Partnership, Lawrence G. Mohr, Jr., William H. Davidow, Jonathan D. Feiber and Nancy J. Schoendorf (collectively, the "Reporting Persons").

ITEM 1(a).        NAME OF ISSUER:
                  ---------------

                  Neurobiological Technologies, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  ------------------------------------------------

                  1387 Marina Way South
                  Richmond, CA  94804
                  (510) 215-8000

ITEM 2(a).        NAME OF PERSONS FILING:
                  -----------------------

                  This Statement is filed by Mohr, Davidow Ventures II, A California Limited Partnership ("MDV II"), WHD/LGM Partners, A California Limited Partnership ("WHD/LGM"), Mohr Davidow Ventures III, A California Limited Partnership ("MDV III"), WLPJ Partners, A California Limited Partnership ("WLPJ"), Lawrence G. Mohr, Jr. ("Mohr"), William H. Davidow ("Davidow"), Jonathan D. Feiber ("Feiber") and Nancy J. Schoendorf ("Schoendorf"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  WHD/LGM is the general partner of MDV II and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by MDV II. WLPJ is the general partner of MDV III, and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by MDV III. Mohr, Davidow and Feiber are the general partners of WHD/LGM and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by MDV II. Mohr, Davidow, Feiber and Schoendorf are the general partners of WLPJ, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by MDV III.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:
                  -------------------------------------------------------------

                  The address of the principal business office for each of the Reporting Persons is:

                  Mohr Davidow Ventures
                  3000 Sand Hill Road
                  Building 1, Suite 240
                  Menlo Park, CA  94025

                                                             Page 11 of 15 Pages


ITEM 2(c)         CITIZENSHIP:
                  ------------

                  MDV II, WHD/LGM, MDV III and WLPJ are California limited partnerships and Mohr, Davidow, Feiber and Schoendorf are United States citizens.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:
                  -----------------------------

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:
                  -------------

                  CUSIP # 00064124W1

ITEM 3.           Not Applicable
                  --------------

ITEM 4.           OWNERSHIP:
                  ----------

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1996:

                           (a)      Amount beneficially owned:
                                    --------------------------

                                    See Row 9 of cover  page for each  Reporting
                                    Person.

                           (b)      Percent of Class:
                                    -----------------

                                    See Row 11 of cover page for each  Reporting
                                    Person.

                           (c)      Number  of shares  as to which  such  person
                                    --------------------------------------------
                                    has:
                                    ----


                                       (i)   Sole power to vote or to direct the
                                             -----------------------------------
                                             vote:
                                             -----

                                             See Row 5 of  cover  page  for each
                                             Reporting Person.

                                       (ii)  Shared  power to vote or to  direct
                                             -----------------------------------
                                             the vote:
                                             ---------

                                             See Row 6 of  cover  page  for each
                                             Reporting Person.

                                       (iii) Sole  power to dispose or to direct
                                             -----------------------------------
                                             the disposition of:
                                             -------------------

                                             See Row 7 of  cover  page  for each
                                             Reporting Person.

                                       (iv)  Shared   power  to  dispose  or  to
                                             -----------------------------------
                                             direct the disposition of:
                                             --------------------------

                                             See Row 8 of  cover  page  for each
                                             Reporting Person.

                                                             Page 12 of 15 Pages


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                  ---------------------------------------------

                  With respect to MDV II, WHD/LGM, MDV III, WLPJ and Schoendorf:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial ovnership of more than five percent of the class of
                  securities, check the following:     [X]   Yes

ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  --------------------------------------------------------------
                  PERSON:
                  -------

                  Under certain circumstances set forth in the limited partnership agreements of MDV II, WHD/LGM, MDV III and WLPJ, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.


ITEM 7.           IDENTIFICATION  AND  CLASSIFICATION  OF THE  SUBSIDIARY  WHICH
                  --------------------------------------------------------------
                  ACQUIRED THE SECURITY  BEING REPORTED ON BY THE PARENT HOLDING
                  --------------------------------------------------------------
                  COMPANY:
                  --------

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
-------           ----------------------------------------------------------

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:
-------           -------------------------------

                  Not applicable

ITEM 10.          CERTIFICATION:
--------          --------------

                  Not applicable

                                                             Page 13 of 15 Pages



                                   SIGNATURES
                                   ----------

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 1997



                                          /s/ Lawrence G. Mohr, Jr.
                                          --------------------------------------
                                          Lawrence  G. Mohr,  Jr.,  individually
                                          and  on   behalf  of  MDV  II  in  his
                                          capacity  as  a  general   partner  of
                                          WHD/LGM,  the  general  partner of MDV
                                          II,  on  behalf  of   WHD/LGM  in  his
                                          capacity as a general partner thereof,
                                          on behalf  of MDV III in his  capacity
                                          as a  general  partner  of  WLPJ,  the
                                          general  partner  of MDV  III,  and on
                                          behalf  of WLPJ in his  capacity  as a
                                          general partner thereof.



                                          /s/ William H. Davidow
                                          --------------------------------------
                                          William H. Davidow



                                          /s/ Jonathan D. Feiber
                                          --------------------------------------
                                          Jonathan D. Feiber



                                          /s/ Nancy J. Schoendorf
                                          --------------------------------------
                                          Nancy J. Schoendorf

                                                             Page 14 of 15 Pages




                                  EXHIBIT INDEX
                                  -------------


                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------

Exhibit A:  Agreement of Joint Filing                                   15

                                                             Page 15 of 15 Pages



                                    EXHIBIT A
                                    ---------

                            Agreement of Joint Filing
                            -------------------------

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Neurobiological Technologies, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 13, 1995




/s/ Lawrence G. Mohr, Jr.
--------------------------------------

Lawrence G. Mohr, Jr., individually and
on behalf of WHD/LGM Partners, A California
Limited Partnership in his capacity as a general partner thereof, and on behalf of Mohr, Davidow Ventures II, A California Limited
Partnership, in his capacity as a general partner of WHD/LGM Partners, A California Limited Partnership, the general partner of Mohr, Davidow Ventures II, A California Limited Partnership, and on behalf of WLPJ Partners, A California Limited Partnership in his capacity as a general partner thereof, and on behalf of Mohr, Davidow Ventures III, A California Limited Partnership, in his capacity as a general partner of WLPJ Partners, A California Limited Partnership, the general partner of Mohr, Davidow
Ventures III, A California Limited Partnership.



/s/ William H. Davidow                       /s/ Jonathan D. Feiber
------------------------------               -------------------------------
William H. Davidow                           Jonathan D. Feiber



/s/ Nancy J. Schoendorf
--------------------------------------
Nancy J. Schoendorf